Exhibit 99.1

Company Contact:

Edward E. Berger, Ph.D.

Vice President for Strategic Planning and External Communication

(978) 646-1419

ir@abiomed.com

Investor Relations:

Lippert/Heilshorn & Associates, Inc.

Kim Golodetz

(212) 838-3777

kgolodetz@lhai.com

Bruce Voss

(310) 691-7100

bvoss@lhai.com

ABIOMED REPORTS FINANCIAL RESULTS
FOR ITS SECOND FISCAL QUARTER

-  Second Consecutive Quarter of Substantial Financial Improvement  -

DANVERS, Mass. — October 30, 2003 — ABIOMED, Inc. (NASDAQ: ABMD) today released financial results for the second quarter of fiscal year 2004 ended September 30, 2003, and commented on significant highlights of the quarter and recent weeks.

Operating highlights include:

•                  A 47% reduction in net loss in the quarter, and a 44% reduction in net loss for the first 6 months of the fiscal year, as compared to the prior year equivalent periods;

•                  The new AB5000™ Circulatory Support System Ventricle received FDA approval;

•                  The AbioCor® Implantable Replacement Heart received affirmative designation by the FDA as a Humanitarian Use Device, an essential regulatory step toward commercial introduction in the USA under a Humanitarian Device Exemption;

•                  A substantial Medicare reimbursement increase, effective October 1, 2003, for hospitals using the Company’s BVS® 5000 and AB5000 products to support their patients;

•                  Completion of the in-depth evaluation of patient and device data collected to date in the initial clinical trial of the AbioCor Implantable Replacement Heart, and convergence on actions to improve outcomes and reduce the rate of adverse events observed with some patients;

•                  The smaller implantable AbioCor® II replacement heart is approaching the one-year durability milestone in the laboratory and pre-clinical feasibility experiments have demonstrated that hemodynamic performance requirements were met.

“The second quarter of ABIOMED’s fiscal 2004 saw dramatic progress on our execution of critical operational initiatives,” said Chairman and Chief Executive Officer Dr. David M. Lederman.  “FDA approval for commercial distribution of the AB5000 Ventricle in the USA is a critical milestone that should, after a gradual and carefully controlled initial clinical introduction during the ongoing quarter, provide significant opportunities for revenue growth in the circulatory assist segment of our business during calendar year 2004 and the years ahead.  The Medicare program’s increase in reimbursement for external and implantable ventricular assist device patients will help to assure that use of our new AB5000 product, and our existing BVS product, is not constrained by inadequate payments to hospitals.”

“We continue to achieve significant reduction in our operating losses,” Dr. Lederman continued, “with the goal of moving into profitability.  Achieving that goal will require revenue growth from our new AB5000 product line and a strong contribution from our BVS 5000 product line, as well as continued fiscal efficiency in our product development and clinical trial activities to assure that our resources are effectively prioritized.  We have set ambitious goals for ourselves as we work to improve our operational performance while we meet our product introduction milestones and position ourselves to compete in every segment of the circulatory assist and replacement business.  I’m extremely proud of the progress that we have made in the last few quarters, and even more so of the extraordinary energy and momentum that our Company is showing as we move forward to commercial growth in the months and years ahead.”

“The quarter just ended was also extremely important for the success of the AbioCor Implantable Replacement Heart, despite the fact that we do not currently have an implanted patient alive and that our comprehensive review of clinical data and results took six to eight weeks longer than we had originally anticipated.  Our clinical team has just completed this comprehensive review, and we are now preparing to reinitiate patient enrollment with the goal of obtaining additional data to support submission of a Humanitarian Device Exemption (HDE) request to the FDA.  We believe that the rate of patient enrollments in the next few months will determine whether our goal of obtaining HDE approval during the second half of calendar 2004 can be obtained.  We emerge from the clinical data review very optimistic that, along with our clinical investigators, our team better understands what needs to be done so that future patients whose terminally diseased hearts are replaced with the AbioCor can live longer lives with good quality of life and minimal levels of serious adverse events, such as strokes.”

Financial results for the second quarter of fiscal year 2004 ended September 30, 2003 are summarized in the attached table, and are detailed in ABIOMED’s Form 10-Q filed today with the Securities and Exchange Commission.   The following are excerpted from the Company’s Form 10-Q filing:

Product Revenues. Overall product revenues for the three months ending September 30, 2003 were $5.3 million versus $5.5 million for the three months ending September 30, 2002.  We have experienced a slight reduction in BVS console sales in light of our existing high level of BVS console penetration of our potential market and the FDA approval earlier this fiscal year of our new AB5000 console. International sales accounted for 12% and 5% of total product revenue during the three months ended September 30, 2003 and 2002, respectively.

For the six months ended September 30, 2003 overall product revenues were $10.3 million as compared to $10.6 million for the six months ended September 30, 2002.  The slight period-to-period decline was the result of a reduction in both BVS 5000 console sales to new customers and revenues recognized from BVS blood pumps shipped under extended term contracts.  BVS blood pump reorder revenue increased by 8% during the six months ending September 30, 2003. International sales accounted for 11% and 6% of total product revenue during the six months ended September 30, 2003 and 2002, respectively.

Cost Of Product Revenues. Our margin on product revenues improved in the quarter ending September 30, 2003 compared with the same quarter of the prior year.  Cost of product revenues as a percentage of product revenues was 27% in the three months ending September 30, 2003 compared to 29% in the three months ending September 30, 2002. Cost of product revenues as a percentage of product revenues was 26% in the six months ending September 30, 2003 compared to 31% in the six months ending September 30, 2002.  We expect that gradual growth of the AB5000 product line in future quarters will contribute to continued improvement in our cost of products as we complement our existing BVS product line with increased manufacturing and sales of our new AB5000 product line.

Research and Development Expenses.  Our evolution from technology dominated activities toward commercial operations is reflected in our shifting of investment from research and development to commercial application of the developed technology.  Research and development expense was $3.6 million in the three months ended September 30, 2003, compared to $5.3 million in the corresponding three months of 2002; a reduction of $1.7 million, or 32%. The decrease is primarily related to reductions in costs associated with development and pilot manufacturing for the AbioCor.  Research and development expenses during the quarter consisted of continued clinical and development efforts related to the AbioCor, the AbioCor II and our continued efforts to enhance and extend the existing BVS and new AB5000 product lines.

Research and development expenses decreased by $3.6 million, or 32% to $7.7 million in the six months ended September 30, 2003, from $11.3 million in the six months ended September 30, 2002.

Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased by $1.0 million, or 24%, to $3.2 million in the three months ended September 30, 2003, from $4.2 million in the three months ended September 30, 2002. The decrease was primarily attributable to improved efficiency of our streamlined field operations.

Selling, general and administrative expenses decreased by $1.4 million, or 17%, to $6.4 million in the six months ended September 30, 2003, from $7.8 million in the six months ended September 30, 2002.  In addition to increased sales efficiency, the reduction also reflects significantly higher prior year accounting and legal expenses.

ABIOMED will be hosting a conference call with analysts and investors to discuss fiscal

2004 second quarter and year-to-date results.  This conference call is scheduled for today, October 30, at 11:00 a.m. Eastern Time and may be heard live via our website at www.abiomed.com.

Based in Danvers, Massachusetts, ABIOMED, Inc. (pronounced “AB’-ee-oh-med”) is a leading developer, manufacturer and marketer of medical products designed to assist or replace the pumping function of the failing heart. The Company’s AbioCor Implantable Replacement Heart is the subject of an initial clinical trial being conducted under an Investigational Device Exemption from the U.S. Food and Drug Administration.  The AbioCor has not been approved for commercial distribution, and is not available for use or sale outside of the initial clinical trial.  ABIOMED currently manufactures and sells the BVS and the AB5000 heart assist devices for the temporary support of all patients with failing but potentially recoverable hearts.

This Release contains forward-looking statements, including statements regarding development of ABIOMED’s existing and new products, the plans, timing and clinical results of the AbioCor trial, the timing and approval of the AbioCor, and the Company’s progress toward commercial growth and profitability. The Company’s actual results may differ materially from those anticipated in these forward-looking statements based upon a number of factors, including uncertainties associated with development, testing and related regulatory approvals, anticipated future losses, complex manufacturing, high quality requirements, dependence on limited sources of supply, competition, technological change, government regulation, future capital needs and uncertainty of additional financing and other risks and challenges detailed in the Company’s filings with the Securities and Exchange Commission, including the Annual Report filed on Form 10-K.  Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this Release.  The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this Release or to reflect the occurrence of unanticipated events.

ABIOMED, INC.

FINANCIAL HIGHLIGHTS

CONDENSED CONSOLIDATED OPERATING RESULTS (Unaudited)

	Three Months Ended		Six Months Ended
(In thousands, except per share data)	Sept. 30 2003	Sept. 30 2002	Sept. 30 2003	Sept. 30 2002

Product Revenues	$5,286	$5,453	$10,299	$10,587
Funded Research & Development	55	123	142	295
Total Operating Revenues	5,341	5,576	10,441	10,882

Cost of Product Revenues	1,411	1,598	2,633	3,271
R&D Expenses	3,593	5,284	7,716	11,298
S,G&A Expenses	3,217	4,214	6,418	7,756
Total Operating Expenses	8,221	11,096	16,767	22,325

Interest income and other	119	328	380	751

Net Loss	$(2,761)	$(5,192)	$(5,946)	$(10,692)

Net Loss per Share	$(0.13)	$(0.25)	$(0.28)	$(0.51)

Weighted Average Shares Outstanding	21,076	20,984	21,065	20,970

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	Sept. 30, 2003	March 31, 2003

Cash and Marketable Securities	$48,764	$54,449

Current Assets	$56,414	$63,583

Total Assets	$60,615	$68,337

Current Liabilities	$4,140	$6,247

Stockholders’ Equity	$56,475	$62,090

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